CONSENT OF BROAD OAK ASSOCIATES

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the “NI 43-101 Technical Review and Evaluation of the Exploration Potential of the Roca Honda Project, New Mexico, USA” dated February 15, 2016 (the “Technical Disclosure”), contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of our name in the 10-K and the S-3.

BROAD OAK ASSOCIATES

/s/ G. S. Carter
Name: G. S. Carter
Title: President

Date: April 15, 2016